Exhibit 99.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-116953 and 333-128860) of The Walt Disney Company of our report dated June 22, 2012 relating to the financial statements and supplementary schedules of the Disney Savings and Investment Plan, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, CA

June 22, 2012